Exhibit 99.1

EXHIBIT 1

MORGAN STANLEY GLOBAL INVESTMENT SOLUTIONS — CONTRARIAN CANDIDATES PORTFOLIO, SERIES 1

REFERENCE TRUST INDENTURE

Dated:                , 2014

This Trust Indenture among Morgan Stanley Smith Barney LLC., as Depositor and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Trust Indenture For Morgan Stanley Global Investment Solutions, Effective for Unit Investment Trusts Established On and After             , 2014” (the “Trust Indenture”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument.  All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Trust Indenture are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

1.             The Securities listed in the Schedule hereto have been deposited in trust under this Trust Indenture.

2.             The fractional undivided interest in and ownership of the Trust represented by each Unit thereof referred to in Section 1.01(51) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under “Units outstanding” for the Trust in the “Statement of Condition” in the Prospectus.

3.             The terms “Capital Account Distribution Date” and “Income Account Distribution Date” shall mean the “Distribution Day” set forth in the “Summary of Essential Information” in the Prospectus.

4.             The terms “Capital Account Record Date” and “Income Account Record Date” shall mean the “Record Day” set forth in the “Summary of Essential Information” in the Prospectus.

5.             The term “Deferred Sales Charge Payment Dates” shall mean the dates set forth in the “Summary of Essential Information” in the Prospectus.

6.             The Depositor’s annual compensation rate described in Section 3.13 and the Supervisor’s annual compensation rate described in Section 4.01 collectively shall be that amount set forth under “Maximum Portfolio Supervision, Bookkeeping and Administrative Fees” in the “Fee Table” in the Prospectus.

7.             The Trustee’s annual compensation rate described in Section 7.04 shall be that amount set forth under “Trustee’s Fee” in the “Fee Table” in the Prospectus.

8.             IN WITNESS WHEREOF, the undersigned have caused this Trust Indenture to be executed; all as of the day, month and year first above written.

MORGAN STANLEY SMITH BARNEY LLC

By:

THE BANK OF NEW YORK MELLON

By:

3

SCHEDULE A TO TRUST INDENTURE

SECURITIES INITIALLY DEPOSITED
IN
MORGAN STANLEY GLOBAL INVESTMENT SOLUTIONS — CONTRARIAN CANDIDATES PORTFOLIO, SERIES 1

[Incorporated herein by this reference and made a part hereof is the “Portfolio” schedule as set forth in the Prospectus.]